UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2009

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Richard S. Gilbert has agreed to join Westell Technologies, Inc. (the “Company”) as its President and Chief Executive Officer and will also become a member of the Company’s board of directors effective February 23, 2009. Bernie Sergesketter, who has served as interim CEO since July 2008, has agreed to remain as a consultant to the Company for business development and advisory purposes.

Mr. Gilbert, 56, served as President and Chief Executive Officer of Kineto Wireless (“Kineto”), a leading provider in Unlicensed Mobile Access technology as well as supporting products that are used to enable Fixed-Mobile Convergence since 2005. From 1998 to 2005, Mr. Gilbert was the Chairman and Chief Executive Officer of Copper Mountain Networks, a leading provider of broadband access products to Incumbent and Competitive Local Exchange Carriers, Independent Operating Companies, Interexchange Carriers, and other facilities-based network providers worldwide.

While Mr. Gilbert was President and Chief Executive Officer of Kineto, the Company entered into a Software License Agreement with Kineto, dated June 26, 2008, for a renewable license to use Kineto’s UMA/GAN client software and for related porting and maintenance support. In connection with the license agreement, the Company paid approximately $300,000 to Kineto, including a license fee of $150,000, a porting fee of $93,600 and a follow-on client service fee of $49,000. In addition, Kineto receives ongoing royalties. Mr. Gilbert currently holds vested stock options for approximately 2% of Kineto’s outstanding shares on a fully diluted basis.

Under the terms of Mr. Gilbert’s Employment Agreement with the Company, dated January 16, 2009, Mr. Gilbert will receive an annual base salary of $500,000 per year. Mr. Gilbert’s base salary will be reviewed annually. Mr. Gilbert’s base salary may be increased, but not decreased, without his consent.

Mr. Gilbert is not entitled to a bonus for the fiscal year ending March 31, 2009. For the fiscal year ending March 31, 2010, Mr. Gilbert will be guaranteed a bonus of $250,000, which amount will be paid in a single lump sum payment on or before May 1, 2010. For subsequent fiscal years during the term of his employment, Mr. Gilbert will be eligible to receive a bonus based upon the achievement of performance goals to be developed for each year by the Company's Board and Compensation Committee.

Mr. Gilbert will also receive relocation payments of $60,000 payable upon the effective date of his employment agreement, $60,000 upon Mr. Gilbert’s identification of and signing of a contract for purchase of an Illinois residence or identification of an Illinois residence for lease, and $60,000 upon the closing of the purchase of a new Illinois residence or the signing of a lease of a new Illinois residence having a term of at least one year. In the event Mr. Gilbert resigns without good reason, Mr. Gilbert will repay any relocation payments received within the twelve month period immediately preceding the effective date of his resignation.

On the effective date of his employment, Mr. Gilbert will receive incentive stock options for 500,000 shares of Class A common stock under the Company’s 2004 Stock Incentive Plan (the "2004 Stock Incentive Plan"), one-quarter (125,000 shares) of which will vest on each annual anniversary of grant, so long as he remains an employee of the Company on the applicable vesting date. Mr. Gilbert will also be eligible to receive additional awards of options and other benefits under the 2004 Stock Incentive Plan as determined by the Company’s Compensation Committee from time to time commencing April, 2010.

If the Company terminates Mr. Gilbert’s employment without cause during the first two years of his employment or if Mr. Gilbert resigns for good reason during the first two years of his employment, he will be entitled to receive as severance (A) one year’s base salary payable in regular installments, and (B) a pro rata portion of Mr. Gilbert's target or guaranteed bonus, as applicable, for the fiscal year in which the termination occurs.

Mr. Gilbert is subject to a non-competition covenant during the term of his employment and for an additional one year period following termination if, following termination of his employment with the Company, Mr. Gilbert is entitled to receive severance or if the Company elects to pay him severance even if the Mr. Gilbert would not otherwise be entitled. Mr. Gilbert is subject to a non-solicitation covenant with respect to the Company’s employees for one year following termination of his employment whether or not he is entitled to severance pay.

The foregoing description of the Employment Agreement with Mr. Gilbert does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety. On January 20, 2009, the Company issued a press release announcing Mr. Gilbert’s appointment, a copy of which is being furnished hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement by and among Westell Technologies, Inc., Westell, Inc. and Richard S. Gilbert.

99.1	Press release dated January 21, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: January 22, 2009	By:	/s/ Amy T. Forster
Amy T. Forster
Senior Vice President and Chief Financial Officer